Exhibit 99.1

Kopin Corporation Reports Financial Results for the

Third Quarter 2024

●	Q3 2024 total revenue increased 26% to $13.3 million compared with $10.6 million in Q3 2023
●	Q3 2024 product revenues increased 98% compared to the same period in 2023
●	Q3 2024 Defense product revenues increased 109% and Industrial product revenues increased 58% compared to the same period in 2023
●	Five new customers placed product development orders fueling opportunities for multi-million dollar per year production revenues

WESTBOROUGH, MA, November 12, 2024 – Kopin Corporation (Nasdaq: KOPN), a leading provider of application-specific optical systems and high performance microdisplays for defense, training, enterprise, industrial, consumer and medical products, today reported financial results for the third quarter ended September 28, 2024.

Commenting on the quarterly results, Michael Murray, Chairman and CEO, stated, “We delivered $13.3 million in revenue for the third quarter, marking a 26% year-over-year increase. Our book-to-bill ratio for the year is ahead of schedule, with additional orders anticipated by year-end. Year-to-date revenue and our strong pipeline for new orders reinforce our confidence in achieving double-digit revenue growth for 2024 and reaffirms our intended strategy to focus on application-specific optical solutions, with a primary emphasis on the defense sector. Defense product revenues have surged by 109% year-over-year, fueled by new development projects and follow-on customer orders. Industrial revenues also grew by 58% year-over-year, with improving demand in the 3D automated optical inspection (3D AOI) market segment.

“We continue to experience strong growth driven by new defense customers and projects. Recently, we reached a significant milestone by completing the production qualification of our high-performance Organic Light Emitting Diode on Silicon (OLEDoS) display for Collins Aerospace’s F-35 Lightning II Helmet Mounted Display System (HMDS). Additionally, we received a $2 million follow-on production order for our high-brightness active-matrix liquid crystal display (AMLCD) from Collins Aerospace, further supporting the F-35 Lightning II HMDS. We have also secured contracts to advance our daytime-readable and nighttime augmented reality Head-Up Display (HUD) technologies, designed to enhance situational awareness, safety and lethality for soldiers. These projects position us well for ongoing growth in high-demand defense applications domestically and internationally.”

“Additional new products during the quarter included expanding our medical technology portfolio by introducing proprietary, high-resolution, fast spatial light modulators (SLMs) into fluorescence super-resolution microscope systems for biomedical research. We partnered with Wilcox Industries, a leader in special operations warfighter solutions, on several new soldier products and demonstrated our progress on our innovative AI-enabled NeuralDisplay™ hardware and software architecture.”

“Looking beyond 2024, we believe our order pipeline and additional opportunities not only represent multi-million-dollar annual production revenue potential but also improved gross margins, due to the additional value we have captured, a favorable end-market mix, continued production efficiencies realized through yield improvements and reduced material cost, as well as stabilizing our SG&A expenses. We believe all of these components reaffirm our focused path toward profitability and long-term, revenue growth,” concluded Murray.

Third Quarter Financial Results

Total revenues for the third quarter ended September 28, 2024, were $13.3 million, compared to $10.6 million for the third quarter ended September 30, 2023, a 26% increase. Year-over-year product revenues increased 98%, with defense product revenues increasing by $5.4 million or 109% year over year, while industrial product revenues increased by $0.2 million year-over-year. Third quarter 2024 funded research and development revenues declined by $2.7 million or 54% as certain defense development programs were successfully completed and are now moving into low-rate initial production.

Cost of Product Revenues for the third quarter of 2024 was $8.3 million, or 76% of net product revenues, compared with $5.4 million, or 99% of net product revenues for the third quarter of 2023. The decrease in cost of product revenue as a percent of net product revenues for the three months ended September 28, 2024 as compared to the three months ended September 30, 2023, was due to a favorable product mix and improved quality.

Research and Development (R&D) expenses for the third quarter of 2024 were $2.6 million compared to $3.1 million for the third quarter of 2023, a decrease of 16% from the prior year. Customer-funded R&D expense declined $1.2 million in the third quarter of 2024 as compared to the third quarter of 2023, while internal R&D increased $0.7 million year over year. The decline in customer-funded R&D programs was due to decreased spending on specific U.S. defense programs and on programs previously in development that were completed and moved into early stage production. Internal R&D expense increased due to an increase in process improvements and NeuralDisplay™ advancements.

Selling, General and Administration (SG&A) expenses were $5.2 million for the third quarter of 2024, compared to $4.8 million for the third quarter of 2023. The increase for the three months ended September 28, 2024, as compared to the three months ended September 30, 2023, was primarily due to an increase in legal fees of $0.4 million, partially offset by a decrease in public relations expense of $0.1 million.

Other expense, net includes an approximate $1.1 million non-cash impairment of our equity investments.

Net loss for the third quarter of 2024 was ($3.5) million, or ($0.03) per share, compared with ($2.5) million, or ($0.02) per share, for the third quarter of 2023.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 28, 2024, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin management will host the conference call, followed by a question and answer session.

Date: Tuesday, November 12, 2024
Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)
U.S. dial-in number: 800-343-5172
International number: 203-518-9848
Conference ID: KOPIN
Webcast: Q3 2024 Webcast Link

The Company will also provide a link at https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through November 19, 2024.

Toll-free replay number: 844-512-2921
International replay number: 412-317-6671
Replay passcode: 11157535

About Kopin

Kopin Corporation is a leading developer and provider of innovative display, and application-specific optical solutions sold as critical components and subassemblies for defense, enterprise, professional and consumer products. Kopin’s portfolio includes microdisplays, display modules, eyepiece assemblies, image projection modules, and vehicle mounted and head-mounted display systems that incorporate ultra-small high-resolution Active Matrix Liquid Crystal displays (AMLCD), Ferroelectric Liquid Crystal on Silicon (FLCoS) displays, MicroLED displays (µLED) and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

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Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our expectation of additional orders by year-end: our expectation of achieving double-digit revenue growth for 2024; our belief of improving demand in the 3D automated optical inspection (3Dd AOI) market segment; our belief that there is continued strong growth driven by new defense customers and projects; our belief that our order pipeline and additional opportunities not only represent multi-million-dollar annual production revenue potential but also promise improved gross margins; and our belief that all of these components reaffirm our focused path toward profitability and long-term, revenue growth.. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, or as updated from time to time by our Securities and Exchange Commission filings.

For Investor Relations

Kopin Corporation

Richard Sneider, 508-870-5959

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	September 28, 2024	December 30, 2023
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$37,292,836	$17,902,685
Accounts receivable, net	9,233,935	9,706,036
Contract assets and unbilled receivables	8,274,538	3,409,809
Inventory	6,555,359	7,601,806
Prepaid and other current assets	1,646,595	1,210,207

Total current assets	63,003,263	39,830,543

Plant and equipment, net	2,016,452	2,163,417
Operating lease right-of-use assets	2,305,433	2,504,909
Other assets	124,925	124,925
Equity investments	3,129,434	4,688,522

Total assets	$70,579,507	$49,312,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,385,635	$4,947,338
Accrued expenses	6,371,457	5,564,187
Contract liabilities and billings in excess of revenue earned	268,468	916,826
Operating lease liabilities	653,546	651,503
Accrued post-retirement benefits	227,500	790,000
Customer deposits	102,481	408,156
Deferred tax liabilities	470,884	470,884
Accrued legal expenses	6,666,717	2,129,421
Accrued litigation damages	24,800,000	-

Total current liabilities	43,946,688	15,878,315

Other long term liabilities	2,271,915	2,092,124
Operating lease liabilities, net of current portion	1,634,390	1,832,982

Total stockholders’ equity	22,726,514	29,508,895
Total liabilities and stockholders’ equity	$70,579,507	$49,312,316

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenues:
Net product revenues	$10,922,470	$5,506,193	$31,001,866	$19,172,302
Research and development revenues	2,268,072	4,956,386	4,338,366	11,737,062
Other revenues	129,066	135,918	348,440	907,180
	13,319,608	10,598,497	35,688,672	31,816,544
Expenses:
Cost of product revenues	8,316,904	5,437,953	25,543,806	17,759,117
Research and development	2,596,649	3,089,935	6,537,065	8,534,411
Selling, general and administration	5,206,880	4,798,598	19,706,613	15,912,848
Litigation damages	-	-	24,800,000	-
	16,120,433	13,326,486	76,587,484	42,206,376

Loss from operations	(2,800,825)	(2,727,989)	(40,898,812)	(10,389,832)

Other (expense) income, net	(534,517)	316,676	(906,743)	(2,752,415)

Loss before provision for income taxes	(3,335,342)	(2,411,313)	(41,805,555)	(13,142,247)

Tax provision	(125,000)	(39,000)	(125,000)	(117,000)

Net loss	(3,460,342)	(2,450,313)	(41,930,555)	(13,259,247)

Net loss per share:
Basic and diluted	$(0.03)	$(0.02)	$(0.34)	$(0.12)

Weighted average number of common shares outstanding:
Basic and diluted	124,318,056	110,360,814	121,944,597	108,436,146

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Display Revenues by Category (in millions)
Defense	$10.4	$5.0	$29.1	$16.5
Industrial/Enterprise	0.5	0.3	1.9	2.1
Consumer	-	0.2	-	0.6
R&D	2.3	5.0	4.3	11.7
License and Royalties	0.1	0.1	0.4	0.9
Total	$13.3	$10.6	$35.7	$31.8

Stock-Based Compensation Expense
Cost of product revenues	$368,000	$311,000	$857,000	$765,000
Research and development	309,000	214,000	570,000	553,000
Selling, general and administrative	536,000	433,000	1,197,000	1,026,000
	$1,213,000	$958,000	$2,624,000	$2,344,000

Other Financial Information
Depreciation and amortization	$139,000	$110,000	$471,000	$498,000